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                                   LAW OFFICES
                       ENGLISH, MCCAUGHAN & O'BRYAN, P.A.
                           100 NORTHEAST THIRD AVENUE
                                   SUITE 1100
                       FORT LAUDERDALE, FLORIDA 33301-1146
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                            TELEPHONE (954) 462-3300                                BOCA RATON OFFICE
                            FACSIMILE (954) 763-2439                           120 EAST PALMETTO PARK ROAD
                                                                                  SUITE 450
                         Mailing Address: P.O. Box 14098                       BOCA RATON, FL 33432-6090
                       Fort Lauderdale, Florida 33302-4098                               -------

                                                                                 TELEPHONE (561) 347-1700
                                                                                 FACSIMILE (561) 391-9944

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GERALD W. GRITTER


Securities and Exchange Commission
Steven C. Duvall, Assistant Director
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:      MobileVest, Inc. - Form 10-SB
                           CIK No. 1042112
                           Commission File No. 0-26269
Dear Mr. Duvall:

         On behalf of our client, MobileVest, Inc. ("MobileVest"), we hereby withdraw the Registration Statement on Form 10-SB previously filed by MobileVest with the Securities and Exchange Commission on June 4, 1999. MobileVest is withdrawing this Registration Statement on Form 10-SB, until it has the opportunity to respond to SEC comments on its Form 10-SB filing.

         We thank you for your consideration in this matter. Please feel free to contact me if you have any questions.

                                           Very truly yours,

                                           ENGLISH, McCAUGHAN & O'BRYAN, P.A.

                                           /s/ Gerald W. Gritter
                                           ---------------------
                                               Gerald W. Gritter